  TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY AWARD OF SURFACE COMBATANT DRYDOCKING CONTRACT

Total Pages – 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON…February 2, 2011…Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy (“Navy”) has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation (“Todd Pacific”), a five-year Multi-Ship/Multi-Option contract (“MS/MO”) for the drydocking of the surface combatant ships homeported at Naval Station Everett or visiting the Puget Sound region.

This contract represents the third successive five-year MS/MO contract awarded to Todd Pacific for the drydocking of the surface combatants.  This is a cost-type-incentive/award-fee contract.  As it has done in the past, Todd Pacific will act as the prime contractor and lead a team of subcontractors who may perform as much as half of the work.  The work will be accomplished in Todd Pacific’s Seattle shipyard.  Work under contract will be performed at the option of the Navy, which has not established a dollar value for the work.  Todd Pacific estimates the value may be in the range of $50 -$80 million over five years, if all options are exercised. There is no assurance that all options will be exercised, in whole or in part.

Todd has performed similar work since 2000; however the past contract included pier-side availabilities in addition to drydocking availabilities.  The Navy has announced its intent to issue a request for proposals in March 2011 for a five-year MS/MO contract to accomplish the pier-side repairs on the surface combatant ships homeported at Naval Station Everett.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.